      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1994
                                                     REGISTRATION NO.
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            JAMES RIVER CORPORATION
                                  OF VIRGINIA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COMMONWEALTH OF VIRGINIA                    54-0848173
     (STATE OR OTHER         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)

                              120 TREDEGAR STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 644-5411
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
             CLIFFORD A. CUTCHINS, IV, ESQ., SENIOR VICE PRESIDENT,
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                      JAMES RIVER CORPORATION OF VIRGINIA
                              120 TREDEGAR STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 644-5411
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:
                          MARSHALL H. EARL, JR., ESQ.
                        MCGUIRE, WOODS, BATTLE & BOOTHE
                                ONE JAMES CENTER
                            RICHMOND, VIRGINIA 23219
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)
                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED               PROPOSED
                                                            MAXIMUM                MAXIMUM
  TITLE OF EACH CLASS OF            AMOUNT TO            OFFERING PRICE           AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED       BE REGISTERED           PER UNIT (1)        OFFERING PRICE (1)      REGISTRATION FEE
Debt Securities............      $600,000,000(2)            100%(3)            $600,000,000(3)            $206,898

(1) Estimated solely for purposes of calculating the registration fee.
(2) Such amount represents the issue price rather than the principal amount of any Debt Securities issued at an original issue discount. Any offering of Debt Securities denominated other than in U.S. dollars will be treated as the equivalent in U.S. dollars based on the official exchange rate applicable to the purchase of Debt Securities from the registrant.
(3) Plus accrued interest, if any.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                      LOGO
                            JAMES RIVER CORPORATION
                                  OF VIRGINIA
                                DEBT SECURITIES
     James River Corporation of Virginia ("James River" or the "Company") may offer from time to time its debt securities consisting of debentures, notes and/or other evidences of indebtedness (the "Debt Securities"), from which the Company will receive proceeds of up to $600,000,000 (or the equivalent in foreign denominated currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by the Company at the time of offering). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of offering. Each issue of Debt Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates and timing of payments thereof, provision for redemption or sinking fund requirements, if any, currencies or currency units of denomination or currencies or currency units otherwise applicable thereto, and any other variable terms and methods of distribution. The specific terms with regard to the Debt Securities in respect of which this Prospectus is being delivered are set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement").
     The Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company, but will rank behind the Company's secured indebtedness, which as of March 27, 1994 aggregated approximately $2.0 million.
     The Debt Securities may be issued in registered form ("Registered Securities") or bearer form ("Bearer Securities"), or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Bearer Securities, Debt Securities represented by a permanent global Debt Security exchangeable for Bearer Securities, and Debt Securities initially represented by a temporary global Debt Security described under "Description of Debt Securities -- Temporary Global Securities" (collectively, "Euro-Securities") are offered only to Non-United States persons and to offices of certain United States financial institutions located outside the United States and its possessions. See "Limitations on Issuance of Euro-Securities." For a discussion of certain United States federal income tax consequences to Holders of Debt Securities, see "United States Taxation."
     SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or it may sell Debt Securities to investors directly or through agents. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable fee, commission, or discount arrangements with them.
               The date of this Prospectus is             , 1994.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10046. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the New York Stock Exchange, and such reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     This Prospectus does not contain all the information set forth in the registration statement to which this Prospectus relates (the "Registration Statement") and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:
     (a) the Annual Report on Form 10-K for the fiscal year ended December 26, 1993;
     (b) Proxy Statement dated March 14, 1994, in connection with the Company's Annual Meeting of Shareholders held on April 28, 1994; and
     (c) the Current Reports on Form 8-K dated January 25, 1994, February 22, 1994, April 21, 1994, and April 27, 1994.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to Celeste Gunter, Director, Investor Relations, James River Corporation of Virginia, 120 Tredegar Street, Richmond, Virginia 23219 (telephone (804) 649-4307).
                                       2

                                  THE COMPANY
     James River is a manufacturer and marketer of consumer products, including towel and tissue and disposable food and beverage service products; food and consumer packaging, including folding cartons, flexible packaging, and barrier packaging papers; and communications papers, including uncoated business papers and coated printing papers. James River is one of the industry leaders, in terms of sales within the United States, in towel and tissue products, disposable food service items, folding cartons, and flexible packaging, and, on the West Coast, in uncoated business papers. The Company produces a number of branded products, which include Quilted Northernt, Marinat, and Nice 'N Softt bathroom tissue; Brawnyt paper towels; Vanity Fairt premium food service products; Dixiet plates, cups, and cutlery; Eureka!e recycled and Word Prot copy papers; Delta Britet publishing papers; Montereyt magazine paper; Curtis text and cover papers; Qwik Crispt microwave packaging; and Quilt-Rape sandwich wrap. Each of the Company's businesses produces an increasing number of recycled paper products to meet the growing demands of customers. James River, through its consolidated subsidiaries and its unconsolidated affiliates, has operations in 28 states, Canada, and 12 European countries. James River has pursued a strategy of investment which has allowed the Company to significantly expand its business and to broaden its product lines.
     James River was incorporated under the laws of the Commonwealth of Virginia in 1969. The Company's principal executive offices are located at 120 Tredegar Street, Richmond, Virginia 23219 (P.O. Box 2218, Richmond, Virginia 23217), and its telephone number is (804) 644-5411.
                              RECENT DEVELOPMENTS
     On April 27, 1994, James River announced the signing of a share acquisition agreement with Montedison S.p.A. and Rayne Holdings Inc. ("Rayne"), whereby James River will acquire the 50% ownership interest in Jamont Holdings N.V. ("Jamont Holdings") currently owned by Rayne for $575 million in cash. James River currently owns the remaining 50% of Jamont Holdings. Jamont Holdings owns 86.4% of Jamont N.V. ("Jamont"), which has operations in 12 European countries and produces branded and private label tissue and foodservice products for the retail and away-from-home markets. Jamont had sales of $1.4 billion in 1993. Upon the consummation of the acquisition, Jamont will become a consolidated subsidiary of James River. James River intends to finance this transaction through the issuance of a combination of debt and equity securities. See "Use of Proceeds" herein. The final transaction, which is subject to normal closing conditions, as well as obtaining necessary financing and securing the approval of James River's lenders, is expected to be completed during the third quarter of 1994.
     On April 21, 1994, James River published its results for the first quarter ended March 27, 1994. The Company reported income from operations of $20.3 million and a net loss of $7.1 million, or $0.19 per share. These amounts compare to income from operations of $17.7 million and a net loss of $10.1 million, or $0.22 per share, in the prior year's first quarter. Operating results for the Consumer Products Business increased by over 20%, to $28.3 million compared to $23.2 million in the prior year, principally from strong retail volume and the benefits realized from productivity improvements. Results for the Food and Consumer Packaging Business increased by 14%, to $26.6 million in 1994 from $23.3 million in 1993. However, operating losses generated by the Communications Papers Business increased 24%, to $25.1 million from $20.3 million last year, as pricing in most white paper grades continued to decline during the quarter due to additional industry capacity and higher levels of imports.
                                     RATIOS
     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the period indicated.

                                                                                FISCAL PERIODS ENDED(1)
                                                           4/30/89    4/29/90    12/30/90    12/29/91    12/27/92    12/26/93
                                                                                   (2)                   (3),(4)       (5)
Ratio of Earnings to Fixed Charges (unaudited)..........    2.90x      2.40x       1.21x       1.34x          --       1.04x
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends (unaudited).................    2.48x      2.09x       1.03x       1.15x          --          --

     (1) In computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes, extraordinary items, the cumulative effect of changes in accounting principles, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates. For purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges are increased by the preferred stock dividends requirements of James River adjusted to amounts representing the pretax earnings which would be required to cover such dividend requirements.
     (2) During 1990, the Company changed its fiscal year from one ending on the last Sunday of April to one ending on the last Sunday of December. Accordingly, disclosures for the transition period ended December 30, 1990 include the 35 weeks from April 30 to December 30, 1990. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for this period. Excluding the impact of the $200 million pretax restructuring charge from earnings, the ratio of earnings to fixed charges would have been 2.59x and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.19x for this period.
     (3) For the year ended December 27, 1992, earnings were inadequate to cover both fixed charges and combined fixed charges and preferred stock dividends. The amount of the deficiency of earnings compared to fixed charges was $195.6 million, and the amount of the deficiency of earnings compared to combined fixed charges and preferred stock dividends was $236.1 million for this year.
     (4) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax restructuring charge which has been included in the calculation of the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for this year. Excluding the impact of the $112 million pretax charge from earnings, the amount of the deficiency of earnings compared to fixed charges would have been $83.9 million, and the amount of the deficiency of earnings compared to combined fixed charges and preferred stock dividends would have been $123.1 million for this year.
     (5) For the year ended December 26, 1993, earnings were inadequate to cover combined fixed charges and preferred stock dividends. The amount of the deficiency of earnings compared to combined fixed charges and preferred stock dividends was $48.5 million for this year.
                           INVESTMENT CONSIDERATIONS
RECENT INDUSTRY CONDITIONS
     A substantial portion of James River's business is strongly influenced by conditions in the pulp and paper industry. Beginning in 1990, the financial performance of the pulp and paper industry began to decline, primarily due to a combination of (i) significant levels of excess industry capacity, (ii) slowing demand growth resulting from recessionary conditions in both the U.S. and Europe, and (iii) foreign currency devaluations which have provided cost advantages to certain foreign competitors. These conditions resulted in intense competition, declining utilization rates, increased levels of foreign imports, and depressed pricing, domestically as well as abroad. The depressed levels of earnings reported by many pulp and paper producers have continued through 1993. For James River and other competitors serving the tissue, foodservice, packaging, and communications papers markets, difficult market conditions persist. In addition, severely depressed prices for market pulp and bleached paper board have reduced James River's return on assets compared to competitors which are less fully integrated and able to purchase these raw materials at prices which are generally below the Company's total cost of production.
                                       4

RECENT JAMES RIVER FINANCIAL PERFORMANCE
     For the year ended December 26, 1993, James River reported operating income of $114.0 million and a net loss of $0.3 million, equivalent to a loss of $.40 per share after preferred dividends. Results for 1993 included a charge of $11.0 million, or $.13 per share, representing the cumulative increase in the deferred income tax liability resulting from the 1% increase in the statutory federal income tax rate enacted during 1993. James River's ratio of earnings to fixed charges for the year ended December 26, 1993, was 1.04x. For the year ended December 27, 1992, James River reported a loss from operations of $62.4 million, including a $111.7 million pretax restructuring charge, and a net loss of $427.3 million, or $5.55 per share. In addition to the restructuring charge, results for 1992 included a charge of $273.8 million net of income tax benefits, or $3.35 per share, for the cumulative effect of changes in accounting principles and an extraordinary loss of $31.4 million net of income tax benefits, or $.38 per share, on the early extinguishment of debt. For the year ended December 27, 1992, the Company's earnings were inadequate to cover fixed charges by $195.6 million. Improvements in both operating and net results during 1993, as compared to 1992, reflect increased productivity, cost reductions, and limited pricing improvements in certain of the Company's product lines. However, competitive pricing pressures still exist in each of the Company's business segments, particularly in communications papers including uncoated free sheet papers and coated groundwood papers, where excess industry capacity and imports have resulted in continuing reductions in pricing.
RECENT JAMONT HOLDINGS FINANCIAL PERFORMANCE
     For the year ended December 31, 1993, Jamont Holdings reported operating income of $68 million and a net loss of $0.4 million, after reflecting adjustments necessary to conform accounting principles to those generally accepted in the United States. These results represent a significant decline from those of the prior year. Jamont Holdings was negatively affected in 1993 by the deep recessionary conditions experienced in Western Europe, as well as by significant amounts of industry overcapacity. These combined factors caused tissue pricing to fall steadily beginning in the second half of 1992. As of the end of 1993, pricing was at a level approximately 13% below that of mid-1992. However, the negative effects of reduced pricing were partially offset by Jamont Holdings' cost reduction, productivity improvement, and asset rationalization programs. During 1993, Jamont Holdings closed three converting plants and reduced its workforce by approximately 5%, or 450 employees. In addition, Jamont Holdings completed its $600 million capital investment program during the summer of 1993. This program, which began in 1991, consisted of a number of capital projects aimed at enhancing quality, expanding capacity, and reducing costs, and included the construction of six new paper machines.
ENVIRONMENTAL CONSIDERATIONS
     Like its competitors, James River is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations on the discharge of materials into the environment, including effluent and emission limitations, as well as require the Company to obtain and operate in compliance with the conditions of permits and other governmental authorizations. Future regulations could materially increase the Company's capital requirements in future years. In addition, James River has been identified as a potentially responsible party and is involved in remedial investigations and actions under federal and state laws. There can be no assurance that the Company will not be named as a potentially responsible party at additional sites in the future or that the costs associated with such additional sites would not be material. For a further discussion of these matters, see "Environmental Matters" herein.
ISSUANCE OF OTHER INDEBTEDNESS
     The Indenture pursuant to which the Debt Securities are to be issued does not limit the aggregate principal amount of securities which may be issued thereunder or of other indebtedness ranking pari passu to the Debt Securities, nor does the Indenture restrict the purposes for which the Company may incur such indebtedness. The Indenture provides that securities may be issued thereunder from time to time in one or more series. The Indenture does not contain any provisions which may afford the holders of securities of any series protection in the event of any highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the securities. Any such provisions, if applicable to the Debt
                                       5

Securities of any series, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto. See "Description of Debt Securities" herein.
LEVEL OF INDEBTEDNESS
     As of December 26, 1993, James River's outstanding long-term debt totalled $1.9 billion and the current portion of long-term debt totalled $97 million. The Company's ratio of total debt to total capitalization was 50.9% as of this date. For purposes of this ratio, James River defines total capitalization as the sum of current and long-term debt and equity accounts. See "Ratios," "Investment Considerations -- Recent Industry Conditions," " -- Recent James River Financial Performance," and " -- Ranking of Debt Securities" herein.
FLUCTUATING PRICES OF RAW MATERIALS AND ENERGY
     James River obtains its wood, resin, and energy requirements through periodic purchases reflecting fluctuating market prices. There can be no assurance that any raw materials and energy price increases experienced by James River could be passed on to James River's customers.
FOREIGN CURRENCY DEBT SECURITIES
     Debt Securities denominated or payable in foreign currencies or currency units may entail significant risks. See the applicable Prospectus Supplement, if any, and "Foreign Currency Risks" herein.
RANKING OF DEBT SECURITIES
     The Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company, but will rank behind the Company's secured indebtedness, which as of March 27, 1994, aggregated approximately $2.0 million. See "Description of Debt Securities" herein. ORIGINAL ISSUE DISCOUNT DEBT SECURITIES
     For a discussion of certain considerations which may apply to any series of Debt Securities which constitute original issue discount securities, see "United States Taxation-Original Issue Discount" herein and the further discussion in any applicable Prospectus Supplement.
NO EXCHANGE LISTING
     Unless otherwise disclosed in the applicable Prospectus Supplement, James River does not intend to seek the exchange listing of Debt Securities of any series. No assurance can be given as to the liquidity of or trading market for Debt Securities of any series. For further information concerning the nature of the market for Debt Securities of any series not to be listed on an exchange, see the applicable Prospectus Supplement.
                                USE OF PROCEEDS
     At least $275 million of the net proceeds from the sale of the Debt Securities offered hereby will be used to repay floating rate notes or a portion of the Company's borrowings under its long-term revolving credit agreements, its commercial paper borrowings, or other short-term borrowings or for general corporate purposes, which may include capital expenditures, acquisitions, and working capital requirements. Except as described under "Recent Developments," the Company has not entered into any agreement with a third party with respect to any acquisition. As of December 26, 1993, the Company had $250 million of outstanding floating rate notes with an average interest rate of 4.02%. Of such notes, $75 million mature in December 1994 and the remaining $175 million mature in December 1995. On December 26, 1993, the Company also had a total of $287.1 million of outstanding commercial paper or other short-term borrowings supported by revolving credit facilities with a weighted average interest rate of 3.6% per annum and a weighted average maturity of 17 days. The Company estimates that approximately $325 million of the net proceeds from the sale of the Debt Securities to be offered hereby may be applied toward James River's purchase of the remaining 50% ownership interest in Jamont Holdings from Montedison S.p.A. and Rayne for approximately $575 million during the third quarter of 1994. See "Recent Developments" herein. It is anticipated that the balance of the purchase price for the remaining Jamont Holdings interest, or approximately $250 million, will be funded with the proceeds from the sale of shares of James River preferred stock ("Preferred Stock"). Concurrent with the filing of the Registration Statement of
                                       6
which this Prospectus is a part, the Company has filed a Registration Statement on Form S-3 for the issuance of up to $287.5 million of Preferred Stock to be offered from time to time.
   UNAUDITED PRO FORMA JAMES RIVER AND JAMONT HOLDINGS FINANCIAL INFORMATION
     The following pro forma consolidated capitalization and condensed balance sheet as of December 26, 1993, and the pro forma consolidated statement of operations for the year then ended give effect to the following transactions:
     (a) the acquisition by James River of the remaining 50% ownership interest in Jamont Holdings for a purchase price of $575 million in cash;
     (b) the assumed financing of such acquisition with the proceeds from the issuance of $325 million of Debt Securities and $250 million of Preferred Stock.
     Prior to the proposed acquisition, James River owned 50% of Jamont Holdings, which was accounted for using the equity method of accounting. James River's additional 50% investment in Jamont Holdings has been accounted for using the purchase method of accounting and will result in the consolidation of Jamont Holdings.
     The unaudited pro forma consolidated condensed financial information is presented as if these transactions had been consummated as of December 26, 1993, for the pro forma consolidated capitalization and condensed balance sheet and as of the first day of the year for the pro forma consolidated statement of operations.
     The pro forma financial information does not purport to be indicative of the actual financial position as it is finally recorded, or the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated, or which may be reported in the future. The pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and the related notes to such financial statements of James River and of Jamont Holdings, incorporated by reference herein.
     The pro forma effect of the issuance of the remaining Debt Securities registered in the Registration Statement of which this Prospectus is a part is described in the Prospectus Supplement relating to such issuance.
                                       7

                        JAMES RIVER AND JAMONT HOLDINGS
                         AND CONSOLIDATED SUBSIDIARIES
                     PRO FORMA CONSOLIDATED CAPITALIZATION
                                  (UNAUDITED)
                               DECEMBER 26, 1993
                                 (IN MILLIONS)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                HISTORICAL                 INCREASE        PRO FORMA
                                      JAMES RIVER     JAMONT HOLDINGS     (DECREASE)      CONSOLIDATED
                                                                              (NOTE)2
Current portion of long-term debt      $    97.3         $    69.7                          $  167.0
Long-term debt:
  Commercial paper and borrowings
     supported by revolving credit
     facilities                            287.1             423.4          $  11.4(c)         721.9
  Notes and debentures                   1,655.7             263.6            325.0(d)       2,244.3
     Total long-term debt (net of
       current portion)                  1,942.8             687.0            336.4          2,966.2
Minority interests                           7.0             158.8                             165.8
Shareholders' equity:
  Preferred stock                          454.1                              250.0(d)         704.1
  Common shareholders' equity            1,514.1             843.0           (843.0)(e)      1,506.1
                                                                               (8.0)(c)
     Total shareholders' equity          1,968.2             843.0           (601.0)         2,210.2
     Total capitalization              $ 4,015.3         $ 1,758.5          $(264.6)        $5,509.2

   The accompanying notes are an integral part of this pro forma information.
                                       8

                        JAMES RIVER AND JAMONT HOLDINGS
                         AND CONSOLIDATED SUBSIDIARIES
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                               DECEMBER 26, 1993
                                 (IN MILLIONS)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                HISTORICAL                 INCREASE        PRO FORMA
                                      JAMES RIVER     JAMONT HOLDINGS     (DECREASE)      CONSOLIDATED
                                                                              (NOTE)2
ASSETS
Current assets:
  Cash and short-term securities       $    23.6         $    81.4                          $  105.0
  Accounts receivable                      422.9             396.2                             819.1
  Inventories                              666.5             176.0                             842.5
  Other current assets                     169.3               5.7                             175.0
     Total current assets                1,282.3             659.3                           1,941.6
Property, plant, and equipment           5,400.8           1,378.6                           6,779.4
Less accumulated depreciation and
  cost of timber harvested               1,829.3             267.5                           2,096.8
  Net property, plant, and
     equipment                           3,571.5           1,111.1                           4,682.6
Investments in affiliates                  519.5              18.5          $(423.5)(a)        114.5
Other assets                               324.7              39.2              3.0(c)         366.9
Goodwill                                   153.3             451.3            155.9(b)         760.5
     Total assets                      $ 5,851.3         $ 2,279.4          $(264.6)        $7,866.1
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current portion of long-term
     debt                              $    97.3         $    69.7                          $  167.0
  Other current liabilities                683.8             396.5                           1,080.3
     Total current liabilities             781.1             466.2                           1,247.3
Long-term debt                           1,942.8             687.0          $ 325.0(d)       2,966.2
                                                                               11.4(c)
Other long-term liabilities                721.8              34.8                             756.6
Deferred income taxes                      430.4              89.6                             520.0
Minority interests                           7.0             158.8                             165.8
Shareholders' equity:
  Preferred stock                          454.1                              250.0(d)         704.1
  Common shareholders' equity            1,514.1             843.0           (843.0)(e)      1,506.1
                                                                               (8.0)(c)
     Total shareholders' equity          1,968.2             843.0           (601.0)         2,210.2
     Total liabilities and
       shareholders' equity            $ 5,851.3         $ 2,279.4          $(264.6)        $7,866.1

   The accompanying notes are an integral part of this pro forma information.
                                       9

                        JAMES RIVER AND JAMONT HOLDINGS
                         AND CONSOLIDATED SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 26, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                HISTORICAL                 INCREASE        PRO FORMA
                                      JAMES RIVER     JAMONT HOLDINGS     (DECREASE)      CONSOLIDATED
                                                                              (NOTE)3
Net sales                              $ 4,650.2         $ 1,482.1                          $6,132.3
Cost of goods sold                       3,858.6             947.9          $   3.9(a)       4,810.4
Selling and administrative
  expenses                                 677.6             466.1                           1,143.7
  Income from operations                   114.0              68.1             (3.9)           178.2
Interest expense                           137.5              72.3             22.8(b)         232.6
Other income, net                           40.0              17.6             (2.4)(c)         55.2
  Income before income taxes and
     minority interest                      16.5              13.4            (29.1)             0.8
Income tax expense (benefit)                18.9              15.7             (8.9)(d)         25.7
  Loss before minority interest             (2.4)             (2.3)           (20.2)           (24.9)
Minority interest                            2.1               2.0                               4.1
  Net loss                             $    (0.3)        $    (0.3)         $ (20.2)        $  (20.8)
Preferred dividend requirements            (32.8)                             (18.8)(e)        (51.6)
  Net loss applicable to common
     shares                            $   (33.1)        $    (0.3)         $ (39.0)        $  (72.4)
Net loss per common share and
  common share equivalent              $   (0.40)                                           $  (0.88)
Weighted average number of common
  shares and common share
  equivalents                               81.9                                                81.9

   The accompanying notes are an integral part of this pro forma information.
                                       10

                        JAMES RIVER AND JAMONT HOLDINGS
                         AND CONSOLIDATED SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
1. BASIS OF REPORTING
     The accompanying pro forma consolidated capitalization and condensed balance sheet as of December 26, 1993, and the pro forma consolidated statement of operations for the year then ended give effect to the acquisition of the remaining 50% interest in Jamont Holdings using the purchase method of accounting. The aggregate purchase price to be paid for the additional interest in Jamont Holdings is approximately $575 million, excluding estimated acquisition and financing costs of $11.4 million. The accompanying pro forma consolidated financial statements give effect to the expected issuances of approximately $325 million of Debt Securities and approximately $250 million of Preferred Stock, the proceeds of which will be used to finance the Jamont Holdings acquisition.
     The values assigned to the net assets acquired will be based upon the determination, after the consummation of the transaction, of the fair values of the assets acquired and liabilities assumed. Jamont Holdings was originally formed in 1990, at which time its assets and liabilities were adjusted to then fair values. In 1991, Jamont Holdings commenced a $600 million capital expansion program which was completed in 1993. Accordingly, based on the relatively recent valuations of Jamont Holdings' assets and liabilities, for the purpose of these pro forma consolidated financial statements, the excess of the purchase price over such estimated fair value of the net assets acquired, approximating $156 million, has been allocated to goodwill.
     Historical financial information on Jamont Holdings contained in the pro forma consolidated financial statements has been derived from the audited financial statements of Jamont Holdings as of December 31, 1993, and for the year then ended, prepared in accordance with accounting standards generally accepted in The Netherlands and measured in European Currency Units. Such financial information has been adjusted to conform to U.S. generally accepted accounting principles and translated into U.S. dollars.
2. PRO FORMA BALANCE SHEET AND CAPITALIZATION ADJUSTMENTS
     The pro forma consolidated capitalization and condensed balance sheet give effect to the adjustments described below.
          (a) To eliminate James River's existing investment in Jamont Holdings as of December 26, 1993, previously accounted for using the equity method.
          (b) To record estimated goodwill, representing the excess of James River's purchase price over the estimated fair value of Jamont Holdings' net equity.
          (c) To record $11.4 million of estimated acquisition and financing costs, assumed to be funded through borrowings under the Company's revolving credit facility, detailed as follows:
              (i) $0.4 million related to the acquisition of Jamont Holdings, excluding financing-related costs;
              (ii) $3.0 million related to the issuance of $325 million of Debt
                   Securities; and
             (iii) $8.0 million related to the issuance of $250 million of
                   Preferred Stock.
          (d) To record the assumed issuances of the following James River securities:
              (i) $325 million of Debt Securities issued in connection with the acquisition of Jamont Holdings; and
            (ii) $250 million of Preferred Stock issued in connection with the acquisition of Jamont Holdings.
          (e) To eliminate the Jamont Holdings historical shareholders' equity balances.
                                       11

                        JAMES RIVER AND JAMONT HOLDINGS
                         AND CONSOLIDATED SUBSIDIARIES
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION, CONTINUED
                                  (UNAUDITED)
3. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
     The pro forma consolidated statement of operations gives effect to the adjustments described below.
          (a) To record amortization of the incremental goodwill, using the straight-line method over an assumed life of 40 years.
          (b) To record interest expense on the $325 million of incremental long-term debt, at an assumed interest rate of 7.0%.
          (c) To reverse James River's share of the earnings of Jamont Holdings associated with its existing 50% ownership interest, previously accounted for using the equity method.
          (d) To record income tax benefits related to the incremental interest expense.
          (e) To reflect increased preferred dividend requirements related to the issuance of the $250 million of additional Preferred Stock, at an estimated dividend yield of 7.5%.
4. LENDER CONSENTS
     For purposes of these pro forma consolidated financial statements, it has been assumed that any necessary consents or waivers which may be required for the consummation of the acquisition of the remaining interest in Jamont Holdings have been obtained by James River and that no incremental costs will be incurred in obtaining such consents or waivers.
5. PRO FORMA CONSOLIDATED SEGMENT INFORMATION
     Following the consummation of the acquisition of the remaining interest in Jamont Holdings, James River intends to continue to report its operations in its existing three business segments. These segments are: Consumer Products, which includes the manufacture and marketing of towel and tissue and disposable foodservice products; Food and Consumer Packaging, which includes the manufacture of folding cartons, flexible packaging, and packaging papers used in packaging food and other retail consumer goods; and Communications Papers, which includes the manufacture and marketing of a variety of uncoated business and printing papers, coated groundwood printing papers, and premium printing papers. Upon its consolidation, James River intends to report the results of Jamont Holdings as part of its Consumer Products segment.
6. PRO FORMA RATIOS
     On a pro forma basis after reflecting the assumed acquisition and financing of Jamont Holdings, James River's earnings were inadequate to cover both fixed charges and combined fixed charges and preferred stock dividends for the year ended December 26, 1993. The amount of the deficiency of pro forma earnings compared to pro forma fixed charges was $13.3 million, and the amount of the deficiency of pro forma earnings compared to pro forma combined fixed charges and preferred stock dividends was $97.8 million for this year. See "Ratios" herein.
                                       12

                             ENVIRONMENTAL MATTERS
     Like its competitors, James River is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations on the discharge of materials into the environment, including effluent and emission limitations, as well as require the Company to obtain and operate in compliance with the conditions of permits and other governmental authorizations.
     James River has made and will continue to make substantial capital investments and operating expenditures, as well as production adjustments, in connection with compliance with environmental laws and regulations, including the Clean Air Act Amendments of 1990 (the "Clean Air Act"), the Clean Water Act, the Resource Conservation and Recovery Act, and others. During 1993, capital expenditures totalling approximately $58 million were made by James River for pollution control facilities and equipment. Estimates of costs for future environmental compliance are necessarily imprecise due to, among other things, the continuing emergence of new environmental laws and regulations and environmental control or process technology developments. While the Company believes that its environmental control costs are likely to increase as environmental regulations become broader and more stringent, James River is unable to predict, except as described below, the amount or timing of such increases, or the extent to which the impact of any future regulations on James River would be proportional to the impact on its competitors. Such future regulations could materially increase the Company's capital requirements in future years.
     In December 1993, the U.S. Environmental Protection Agency (the "EPA") published draft rules, informally referred to as the "cluster rules", which contain proposed revisions to the effluent guidelines under the Clean Water Act in conjunction with new regulations relating to the discharge of certain substances under the Clean Air Act. The final rules are scheduled to be issued in late 1995, with a nominal compliance date of 1998. The new rules may require significant changes in the pulping and/or bleaching process presently used in some U.S. pulp mills, including several of James River's mills, necessitating additional capital expenditures to achieve compliance by approximately 1998. Based on preliminary estimates, the Company anticipates that such capital expenditures could be at least $300 million for James River. This estimate could change, depending on several factors, including, among others, (i) the ability of the Company and other pulp manufacturers to convince the EPA that the proposed regulations are unnecessarily complex, burdensome, and environmentally unjustified; (ii) the outcome of potential administrative and judicial challenges; (iii) new developments in control and process technology; and (iv) any unfavorable revisions to the proposed cluster rules based on public comment.
     In addition, James River has been identified as a potentially responsible party ("PRP") and is involved in remedial investigations and actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, or similar state laws regarding the past disposal of wastes at approximately 45 sites in the United States. Such statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that arranged for disposal of the wastes, the waste generators, the waste transporters, and the owners and operators of waste sites. Responsible parties (or any one of them, including the Company) may be required to bear all of such costs regardless of fault, legality of the original disposal, or ownership of the disposal site. The Company has settled or resolved actions related to certain sites at minimal cost and has determined that it has no responsibility with regard to certain other sites for which it has received notification. In most cases, James River is one of many PRP's, and its relative contributions of waste materials have been minor. However, at the Solvent Recovery Services of New England site in Connecticut, James River has been notified by the EPA that, based on records available at this time, the Company appears to be one of the largest "potentially responsible parties". As is the case with most manufacturing and many other entities, there can be no assurance that the Company will not be named as a PRP at additional sites in the future or that the costs associated with such additional sites would not be material.
     In accordance with financial reporting requirements, including Statement of Financial Accounting Standards No. 5, James River's policy is to accrue remediation costs when it is probable that such costs will be incurred and when they can be reasonably estimated. As of December 26, 1993, James River's accrued environmental remediation liabilities totalled $22.2 million. This amount reflects management's best estimate of James River's ultimate liability for such costs. On a quarterly basis, the Company reviews the status of all significant existing or potential environmental issues and adjusts its accrual as necessary. Estimates of costs for future remediation are
                                       13
necessarily imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among PRP's. The Company believes that its share of the ultimate costs of cleanup for its current remediation sites will not have a material adverse impact on its financial condition.
                         DESCRIPTION OF DEBT SECURITIES
     The Debt Securities will be issued under an Indenture dated as of November 1, 1991 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"). A copy of the Indenture is incorporated by reference as an exhibit to the Registration Statement to which this Prospectus relates. The statements under this caption, as modified or superseded by the applicable Prospectus Supplement, are brief summaries of certain provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.
     The term "Securities," as used in this Prospectus, refers to all Securities issued under the Indenture and includes the Debt Securities. Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").
     The Securities may be issued from time to time in one or more series. The particular terms of each series of Securities offered by a Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.
     The Indenture limits the ability of the Company to incur certain secured indebtedness and to engage in certain sale and leaseback transactions. See "Certain Covenants" below.
GENERAL
     The Indenture provides that, in addition to Securities previously issued thereunder, additional Securities may be issued in separate series thereunder without limitation as to aggregate principal amount. The terms of each series of Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. (Section 301)
     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Securities of each series: (1) the title of the Securities; (2) any limit on the aggregate principal amount of the Securities; (3) whether the Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Securities are to be issuable initially in temporary global form, and whether any of the Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Securities will be issued; (5) the date or dates on which the Securities will mature; (6) the rate or rates per annum at which the Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Securities will be payable and the Regular Record Date for any interest payable on any Registered Securities on any Interest Payment Date; (8) the Person to whom any Registered Securities of such series will be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below and the extent to which, or the manner in which, any interest payable on a permanent global Security on an Interest Payment Date will be paid;
(9) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer," the Securities may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which the Securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional redemption provisions; (11) the obligation, if any, of the Company to redeem or purchase
                                       14
the Securities pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which and the price or prices at which the Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other detailed terms and provisions of such obligation; (12) the denominations in which any Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which Bearer Securities will be issuable, if other than denominations of $5,000; (13) the currency or currency units of payment of principal of and any premium and interest on the Securities; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Securities; (15) if other than the principal amount thereof, the portion of the principal amount of the Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (16) any limitation on the application of the terms of the Indenture described below under "Defeasance and Covenant Defeasance;" and (17) any other terms of the Securities not inconsistent with the provisions of the Indenture. (Section 301) Any such Prospectus Supplement or Prospectus Supplements will also describe any special provisions for the payment of additional amounts relating to specified taxes, assessments or other governmental charges in respect of the Securities of such series and whether the Company has the option to redeem the affected Securities rather than pay such additional amounts.
     Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Security, including any zero-coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof, and which provides that, upon redemption or acceleration of the Maturity thereof, an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Security shall become due and payable. Special United States federal income tax considerations applicable to Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations applicable to any Securities which are denominated in a currency or currency unit other than United States dollars, are described below under "United States Taxation-Original Issue Discount."
     The Securities of each series will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.
     The Indenture does not contain any provisions which may afford the Holders of Securities of any series protection in the event of a highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Securities. Any such provisions, if applicable to the Securities of any series, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.
FORM, EXCHANGE, REGISTRATION AND TRANSFER
     Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, Bearer Securities will have interest coupons attached. The Indenture also provides that Securities of a series may be issuable in temporary or permanent global form. (Section 201) See "Temporary Global Securities" and "Permanent Global Securities."
     In connection with its sale during the Restricted Period (as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations), no Euro-Security shall be delivered to any location in the United States or its possessions. Except as may otherwise be provided in the applicable Prospectus Supplement, a Euro-Security (not including a Security in temporary global form) may be delivered in connection with its sale during the Restricted Period only if the person entitled to physical delivery of such Euro-Security furnishes written certification, in the form required by the Indenture, to the effect that
(i) such Euro-Security is not owned or being acquired by or on behalf of a United States person (as defined under "Limitations on Issuance of Euro-Securities"), (ii) such Euro-Security is owned or being acquired by or on behalf of (A) the foreign branch of a United States person that is a financial institution within the meaning of Section 1.165-12(c)(1)(v) of the United States Treasury Regulations (a "Financial Institution") purchasing for its own account or for resale or (B) a United States person who acquired such Euro-Security through the foreign branch of a United States Financial Institution and who holds such Euro-Security through such Financial Institution on the date of such written certification (and, in either case (A) or (B), the Financial Institution has agreed to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and
                                       15
the regulations thereunder), or (iii) such Euro-Security is owned or is being acquired by a Financial Institution for the purpose of resale during the Restricted Period. A Financial Institution described in clause (iii) above, whether or not also described in clause (i) or (ii) above, must certify that it has not acquired the Euro-Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a Euro-Security in permanent global form, such certification must be given in connection with the notation of a beneficial owner's interest therein upon original issuance of such Security or upon exchange of a portion of a temporary global Security. (Section 303) See "Temporary Global Securities" and "Limitations on Issuance of Euro-Securities."
     At the option of the Holder, subject to the terms of the Indenture, Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Registered Securities, including Registered Securities received in exchange for Bearer Securities, may not be exchanged for Bearer Securities. (Section 305) Each Bearer Security and coupon will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Section 201)
     Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement or Prospectus Supplements, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus Supplement or Prospectus Supplements refer to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section 1002)
     In the event of any redemption in part, the Company shall not be required
(i) to issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before any selection for redemption of Securities of like tenor and of the series of which such Security is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Securities of like tenor and of such series to be redeemed; (ii) to register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part; or (iii) to exchange any Bearer Security so selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)
PAYMENT AND PAYING AGENTS
     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as the Company may
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designate from time to time or, at the option of the Holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Bearer Security on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only
if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)
     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Registered Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Registered Security on any Interest Payment Date will be made to the Person in whose name such Registered Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest. (Section 307)
     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Securities of each series which are issuable solely as Registered Securities and as a Paying Agent for payments with respect to Securities of each series (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by the Company for the Securities of each series will be named in an applicable Prospectus Supplement or Prospectus Supplements. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; PROVIDED, HOWEVER, that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, the Company will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions, as the case may be, for the Securities of such series. (Section 1002)
     All moneys paid by the Company to a Paying Agent for the payment of the principal of and any premium or interest on any Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)
TEMPORARY GLOBAL SECURITIES
     If so specified in an applicable Prospectus Supplement or Prospectus Supplements, all or any portion of the Securities of a series issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with Morgan Guaranty Trust Company of New York, Brussels Office, as the operator of the Euroclear System (the "Euroclear Operator") and Cedel S.A. ("CEDEL") for
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
credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement or Prospectus Supplements (the "Exchange Date"), each such temporary global Security will be exchanged for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Security, or any combination thereof, as specified in an applicable Prospectus Supplement or Prospectus Supplements, but, unless otherwise specified in an applicable Prospectus Supplement or Prospectus Supplements, only upon receipt by the Company of written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer." No Security delivered in exchange for any portion of a temporary global Security shall be delivered to any location in the United States or its possessions in connection with such exchange. (Section 304)
     Unless otherwise specified in an applicable Prospectus Supplement or Prospectus Supplements, interest in respect of any portion of a temporary global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Securities (including a permanent global Security) will be paid to each of the Euroclear Operator and CEDEL with respect to the portion of the temporary global Security held for its account for which it provides certification in the form described in the Indenture. Each of the Euroclear Operator and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security to the respective accounts for which it holds such temporary global Security, and for which it has received written certification that, as of the relevant Interest Payment Date, is in the form and to the effect described above under "Form, Exchange, Registration and Transfer." Receipt of such certification shall be deemed to be a request for an interest in a permanent global Security (unless the account holder requests that such portion be exchanged for a definitive Registered Security or Securities or a definitive Bearer Security or Securities). If an Interest Payment Date occurs prior to the issuance of definitive Securities (including a permanent global Security) but on or after the Exchange Date, written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer" will also be required to obtain an interest payment, and upon receipt of such certificate the Euroclear Operator or CEDEL, as the case may be, will exchange the portion of the temporary global Security relating to such certification for an interest in a permanent global Security (unless the account holder requests that such portion be exchanged for a definitive Registered Security or Securities or a definitive Bearer Security or Securities).
PERMANENT GLOBAL SECURITIES
     If any Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement or Prospectus Supplements will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for any portion of a permanent global Security shall be delivered to any location in the United States or its possessions in connection with such exchange. (Section 305) Principal of and any premium and interest on any permanent global Security will be payable in the manner described in the applicable Prospectus Supplement or Prospectus Supplements.
CERTAIN COVENANTS
     LIENS. The Indenture provides that the Company will not create or assume, and will not permit any Restricted Subsidiary (as defined) to create or assume, any mortgage, security interest, pledge or lien (hereinafter, collectively, "lien") on any Principal Property (as defined) or shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing that the Outstanding Securities shall be secured by such lien equally and ratably with any and all other indebtedness or obligations thereby secured. The foregoing restrictions, however, shall not apply to, among others, (i) liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or construction costs of such Principal Property or the improvements thereon or liens on any Principal Property at the time of its acquisition; (ii) liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iii) liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation becomes a Restricted
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Subsidiary; (iv) liens to secure indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary but only so long as such indebtedness is held by the Company or a Restricted Subsidiary; (v) liens in favor of the United States of America or any state thereof, or any department, agency or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute including, without limitation, liens to secure indebtedness represented by pollution control or industrial revenue bonds, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the portion of the property subject to such liens; (vi) certain liens in favor of a customer in respect of payments for goods produced for or services rendered to such customer; (vii) liens existing at the date of the Indenture; (viii) mechanics' or other similar liens arising in the ordinary course of business; (ix) certain pledges or deposits, liens resulting from litigation or judgments, taxes or other governmental charges or landlord or tenant rights and other liens incidental to the conduct of the business or the ownership of the property and assets of the Company or a Restricted Subsidiary which were not incurred in connection with borrowing of money or the obtaining of advances or credit, and which do not, in the opinion of the Company, materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole; and (x) liens for the sole purpose of extending, renewing or replacing in whole or in part any lien referred to in the foregoing clauses (i) to (ix), inclusive, or in this clause (x), provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property subject to the lien so extended, renewed or replaced (plus improvements on such property) (Section 1006). Long-term indebtedness of a Restricted Subsidiary is generally not permitted to be incurred unless such indebtedness could be secured by a lien. (Section 1009)
     SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (except for leases of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been owned and operated by the Company or any Restricted Subsidiary for more than 180 days and has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "Sale and Lease-Back Transaction"), unless either
(a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a lien on such property without equally and ratably securing the Securities pursuant to the Indenture or (b) the Company shall apply an amount equal to the Attributable Debt (as defined) of such Sale and Lease-Back Transaction to (i) the acquisition of another Principal Property of equal or greater fair market value, (ii) the retirement of indebtedness for borrowed money, including the Securities, incurred or assumed by the Company or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Company or any Restricted Subsidiary) or (iii) any combination of the foregoing; provided that the amount to be applied to the retirement of such indebtedness of the Company or any Restricted Subsidiary shall be reduced by (a) the principal amount of any Securities delivered within 180 days after such sale to the Trustee for retirement and cancellation and (b) the principal amount of such indebtedness, other than Securities, voluntarily retired by the Company or any Restricted Subsidiary within 180 days after such sale. (Section 1007)
     EXEMPTION FROM LIMITATIONS. Notwithstanding the restrictions outlined above, the Company or any Restricted Subsidiary may, without equally and ratably securing the Outstanding Securities, create or assume liens and enter into Sale and Lease-Back Transactions which would otherwise be restricted by the foregoing provisions, provided that at such time (and after giving effect to the transactions, to the receipt and application of the net proceeds thereof and to the retirement of any indebtedness which is concurrently being retired out of such proceeds) the sum of the aggregate indebtedness secured by such liens plus the Attributable Debt of all Sale and Lease-Back Transactions shall not exceed 10% of Consolidated Net Assets (as defined) as determined in accordance with the most recent published consolidated balance sheet of the Company. (Section 1008)
     "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, excluding renewals, discounted at a rate per annum equal to the prevailing market interest rate, at the time such lease was entered into, on United States Treasury obligations having a maturity substantially the same as the average term of such lease, plus 3%. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the
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
lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents such as those based on sales. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     "Consolidated Net Assets" means the total of all assets after deducting all current liabilities appearing on a consolidated balance sheet of the Company and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted).
     "Principal Property" means any manufacturing plant, research facility or warehouse owned or leased by the Company or any Restricted Subsidiary which is located within the United States of America and has a net book value exceeding 2.5% of Consolidated Net Assets, but not including (1) any property which in the opinion of the Company is not of material importance to the total business conducted by the Company as an entirety or (2) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.
     "Restricted Subsidiary" means a subsidiary of the Company which owns a Principal Property.
EVENTS OF DEFAULT
     The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or any premium on any of the Securities of that series when due; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment when due in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series) continued for 90 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; (f) a default under any other indenture or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money in an aggregate principal amount in excess of $10 million, as a result of which such indebtedness shall have been accelerated without such indebtedness having been discharged or such acceleration having been annulled within 10 days after written notice thereof shall first have been received by the Company from the Trustee or by such Trustee and the Company from the Holders of at least 25% in aggregate principal amount of the Outstanding Securities, provided that if such default shall be cured or waived pursuant to such other indenture or instrument, it shall cease to be an Event of Default under the Indenture and any acceleration of the Securities shall be automatically rescinded and annulled without action by the Trustee or the Holders of the Securities; and (g) any other Event of Default provided with respect to Securities of that series. (Section 501) Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Securities of any series or any related coupons unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to Securities of that series. (Section 512)
     If an Event of Default with respect to Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if any such Securities are Original Issue Discount Securities, such lesser amount as may be described in an applicable Prospectus Supplement or Prospectus Supplements) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all other Events of Default with respect to Securities of that series have been cured or waived. (Section 502)
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     No Holder of any Securities of any series or any related coupons will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Securities of that series, the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Outstanding Security of that series for enforcement of payment of the principal of, or any premium or interest on, such Security on or after the respective due dates expressed in such Security. (Sections 507,
508)
     The Company is required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture and as to the absence of default. (Section 1004)
MODIFICATION AND WAIVER; MEETINGS
     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Security, (b) reduce the principal amount of, or premium or interest on, any Security, (c) change any obligation of the Company to pay certain additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change any Place of Payment where, or change the coin, currency or currency unit in which any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (j) modify any of the above provisions. (Section 902)
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of a series may, on behalf of all Holders of Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)
     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Security, of the principal amount of such Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)
     The Indenture contains provisions for convening meetings of the Holders of Securities of any or all series. (Article Thirteen) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; PROVIDED, HOWEVER, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above,
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any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the Holders of not less than such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution will be Persons holding or representing a majority in principal amount of the Outstanding Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Securities of such series will constitute a quorum for that purpose. (Section 1304)
CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER OF ASSETS
     The Company may, without the consent of the Holders of any of the Outstanding Securities of a series, consolidate with, merge into or convey or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes the Company's obligations on the Securities of each series and under the Indenture, (ii) after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Sections 801, 802)
NOTICES
     Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101, 106)
TITLE
     Title to any Bearer Securities (including Bearer Securities in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)
REPLACEMENT OF SECURITIES AND COUPONS
     Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, lost or stolen will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306)
DEFEASANCE AND COVENANT DEFEASANCE
     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Securities of any series (except as otherwise provided in the Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to such Securities, including its obligations described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in
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accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Article Fourteen)
     The Company may exercise its defeasance option with respect to such Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Securities may not be accelerated by reference to the released covenant or covenants noted under clause (ii) above. However, if acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
GOVERNING LAW
     The Indenture is, and the Securities and the coupons will be, governed by and construed in accordance with the laws of the State of New York. (Section
113)
CONCERNING THE TRUSTEE
     The Company and certain of its subsidiaries may from time to time maintain lines of credit, and have other customary banking relationships, with The Bank of New York, the Trustee under the Indenture.
                   LIMITATIONS ON ISSUANCE OF EURO-SECURITIES
     United States tax laws and regulations impose certain restrictions on the issuance of any securities in bearer form. Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in accordance with the federal tax laws and regulations of the United States, Euro-Securities may not, in connection with their offer or sale during the Restricted Period (as defined above under "Description of Debt Securities -- Form, Exchange, Registration and Transfer"), be offered or sold, directly or indirectly, (i) to any person in the United States or its possessions, or (ii) to any United States person (as defined below) other than (x) a foreign branch of a United States Financial Institution (as defined above under "Description of Debt Securities -- Form, Exchange, Registration and Transfer") purchasing for its own account or for the account of a customer, provided that such Financial Institution agrees in writing to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Code and the regulations thereunder or (y) otherwise as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). In addition, Euro-Securities may not, in connection with their sale, at any time during the Restricted Period be delivered in definitive form within the United States or its possessions. Any underwriters, agents and dealers participating in the offering of Debt Securities must covenant that they will not offer or sell during the Restricted Period any Euro-Securities to any person in the United States or its possessions or to any United States person (other than (x) a foreign branch of a United States Financial Institution or (y) otherwise as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)).
     In addition, any such underwriters, agents and dealers must have in effect procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling Euro-Securities are aware of the above restrictions on the offer or sale of Euro-Securities. Moreover, Bearer Securities (including a permanent global Debt Security) and any coupons appertaining thereto will not be delivered in definitive form or, if prior to delivery in definitive form, interest will not be paid on any Euro-Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) in the form and to the effect described above under "Description of Debt
Securities -- Form,
                                       23

Exchange, Registration and Transfer." Bearer Securities (including a permanent global Debt Security) and coupons will bear a legend to the following effect:
"Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a Financial Institution or a United States person holding through a Financial Institution) who holds a Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security or coupon and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.
     As used herein, "United States person" means a citizen of the United States, a resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands.
                             FOREIGN CURRENCY RISKS
     Debt Securities denominated or payable in foreign currencies or currency units may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the Prospectus Supplement relating thereto.
                             UNITED STATES TAXATION
     The following summary of the principal United States federal income tax consequences of the ownership and disposition of Debt Securities is based upon the opinion of McGuire, Woods, Battle & Boothe, counsel for the Company. It deals only with Debt Securities held as capital assets within the meaning of
Section 1221 of the Code and does not deal with special classes of Holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Debt Securities as a hedge against currency risks, or United States Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. It also does not deal with Holders other than original purchasers and thus does not deal with the "market discount rules." This summary is based on the Code, judicial decisions, and administrative regulations and rulings in effect on the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. Persons considering the purchase of Debt Securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.
UNITED STATES HOLDERS
     The following discussion pertains to a Holder of a Debt Security who or which is a United States person as defined above under "Limitations on Issuance of Euro-Securities" (a "United States Holder").
PAYMENTS OF INTEREST
     Interest on a Debt Security (including payments received on the sale, exchange or retirement of a Note attributable to accrued but unpaid interest) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or received (or is made available for payment, if earlier), depending on such Holder's method of accounting for federal income tax purposes. If interest is payable in a currency or currency unit other than U.S. dollars (a "Specified Currency"), the amount of income will be the U.S. dollar value of the Specified Currency determined on the date such payment is received or is made available for payment, if earlier (in the case of a cash basis United States Holder), or translated at the average exchange rate for the interest accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year, or, if so elected, at the spot rate on the applicable date, as provided in Section 1.988-2(b)(iii)(B) of the United States Treasury Regulations (in the case of an accrual basis United States Holder or a cash basis United States Holder accruing original issue discount), in all cases regardless of whether the payment is in fact converted to U.S. dollars. In general, upon the receipt of an interest payment (including a payment attributable to
                                       24
accrued but unpaid interest upon the sale or retirement of a Debt Security) in the Specified Currency, an accrual basis United States Holder will recognize foreign currency gain or loss to the extent of the difference, if any, between the U.S. dollar value of the accrued interest with respect to which payment is being made (determined as described in the preceding sentence), and the U.S. dollar value of the interest payments received (determined on the date such payment is received). Such gain or loss generally will be treated as ordinary income or loss.
ORIGINAL ISSUE DISCOUNT
     GENERAL. For United States federal income tax purposes, a Debt Security will be treated as having been issued at an original issue discount (a "Discount Security") if the excess of its "stated redemption price at maturity" over its issue price (defined, generally, as the initial offering price to the public at which a substantial amount of the Discount Securities have been sold for money) equals or exceeds 1/4 of 1 percent of such Debt Security's "stated redemption price at maturity," multiplied by the number of complete years to its maturity. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not "qualified stated interest payments." Stated generally, qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually over the term of the Debt Security at (i) a single fixed rate of interest, (ii) one or more qualified floating rates, (iii) a single fixed rate and one or more qualified floating rates, (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, or (v) a single objective rate.
     For federal income tax purposes, a United States Holder (including a cash basis Holder) of a Discount Security will be required to include original issue discount ("Discount") in income as it accrues, generally before the receipt of cash attributable to such income. The amount of Discount includable in income is the sum of the daily portions of Discount with respect to the Discount Security determined for each day during the taxable year in which a United States Holder holds such Debt Security. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the Discount allocable to such accrual period. The amount of Discount allocable to any accrual period is an amount equal to the excess of (a) the product of the Discount Security's adjusted issue price at the beginning of such accrual period and the yield to maturity of the Discount Security (determined by compounding at the close of each accrual period and adjusted for the length of such period) over (b) the qualified stated interest payments, if any, allocable to the accrual period. In general, unless otherwise specified the accrual period is each period between Interest Payment Dates (including (i) the period from the issue date to the first Interest Payment Date and (ii) the period from the final Interest Payment Date to Stated Maturity). In the case of a non-interest-bearing Debt Security, an accrual period is any interval of time (of no more than one year) prescribed for the measurement of accrued Discount, provided that each payment of principal must occur at the end of an accrual period. The adjusted issue price of the Discount Security at the start of any accrual period is the sum of the issue price of such Debt Security, increased by the amount of Discount previously includable by the Holder for each prior accrual period, and decreased by any prior payments on the Discount Security that were not qualified stated interest payments.
     Under existing United States Treasury Regulations, it is possible that Debt Securities that (i) do not provide for payments of stated interest at least annually; (ii) bear interest pursuant to an interest rate formula subject to a restriction or restrictions on the maximum stated interest rate, on the minimum stated interest rate, on the amount of increase or decrease in the stated interest rate, or subject to other similar restrictions; or (iii) bear interest at a base rate that is not based on either changes in the price of actively traded personal property or on one or more floating market interest rates would be subject to the original issue discount rules of the Code as Discount Securities (regardless of whether such Debt Securities are Original Issue Discount Securities (as defined above in "Description of Debt
Securities -- General")). Accordingly, United States Holders (including cash basis Holders) may be required to report income in respect of such Debt Securities before the receipt of cash attributable thereto.
     SHORT-TERM SECURITIES. In general, a cash method United States Holder of a Discount Security the maturity date of which is one year or less from the date of issuance (a "short-term Discount Security") is not required to accrue Discount for United States federal income tax purposes unless the Holder elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method, and certain other Holders, including banks and dealers in securities, are required to include in income any Discount on a short-term Discount Security as it accrues. Generally, such Discount must be included on a straight-line basis unless the Holder makes an election to accrue such Discount according to a constant yield method based on daily compounding.
                                       25

     In the case of a Holder of a short-term Discount Security who is not required and who does not elect to include such Discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Security will be treated as interest income to the extent of the accrued Discount, determined on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of such sale, exchange or retirement. In addition, such a Holder must defer deductions for any interest paid on indebtedness incurred to purchase a short-term Discount Security in an amount not exceeding the amount of accrued Discount or interest income on such Security until such Discount or interest income is included in the Holder's gross income for federal income tax purposes.
     OTHER CONSIDERATIONS. The preceding discussion sets forth the general structure of the federal income tax rules applicable to Discount Securities. The precise application of these rules will be affected by the terms of the particular Discount Security, including the existence of any optional redemption rights exercisable by the Company, the denomination of the Debt Security in a Specified Currency, and the term of the Debt Security. The impact of such terms, if any, on the application of these rules will be discussed in the applicable Prospectus Supplement.
     REPORTING. The Company is required to report to the Internal Revenue Service the amount of Discount accrued on Discount Securities held of record by United States persons other than corporations and other exempt Holders. The amount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a Holder of such Debt Security.
DEBT SECURITIES ISSUED AT A PREMIUM
     A United States Holder that purchases a Debt Security for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in such Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable to such year (based on the Debt Security's yield to maturity). Any such election shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by such Holder, and is irrevocable without the consent of the Internal Revenue Service.
INDEXED DEBT SECURITIES
     The applicable Prospectus Supplement or Prospectus Supplements will contain a discussion of special United States federal income tax rules with respect to the Debt Securities, payments on which are determined by reference to any index (other than a single objective index of market interest rates).
PURCHASE, SALE AND RETIREMENT OF DEBT SECURITIES
     A United States Holder's adjusted tax basis in a Debt Security generally will be its U.S. dollar cost to such Holder (which, in the case of a Debt Security denominated in a Specified Currency, will be the U.S. dollar value (on the date of the purchase of the Debt Security) of the Specified Currency paid for the Debt Security), increased by the amount of any Discount previously included in the United States Holder's income with respect to the Debt Security, and reduced by the amount of any payments on the Debt Security that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Debt Security. A United States Holder will recognize gain or loss upon the sale or retirement of a Debt Security equal to the difference between the amount realized upon the sale, exchange or retirement (which, in the case of an amount received in other than U.S. dollars, will be the U.S. dollar value of the amount realized on the date of sale or retirement), except to the extent such amount is attributable to accrued interest, and such Holder's tax basis in the Debt Security. Such gain or loss generally will be long-term capital gain or loss if, at the time of sale or retirement, such Holder has held such Debt Security for more than one year; however, such gain or loss generally will be ordinary income or loss to the extent that it is attributable to changes in exchange rates.
SPECIFIED CURRENCY
     A United States Holder's tax basis in Specified Currency purchased by such Holder generally will be the U.S. dollar value thereof at the spot rate on the date such Specified Currency is purchased. A United States Holder's tax basis in Specified Currency received as interest on, or on the sale, exchange or retirement of, a Debt
                                       26

Security will be the U.S. dollar value thereof at the spot rate at the time such Specified Currency is received. The amount of gain or loss recognized by a United States Holder on a sale, exchange or other disposition of Specified Currency will be equal to the difference between (i) the amount of U.S. dollars, the U.S. dollar value at the spot rate of Specified Currency, or the fair market value in U.S. dollars of any other property received by the Holder in the sale, exchange or other disposition, and (ii) the Holder's tax basis in the Specified Currency.
     Accordingly, a United States Holder that purchases a Debt Security with Specified Currency will recognize gain or loss in an amount equal to the difference, if any, between such Holder's tax basis in the Specified Currency and the U.S. dollar value at the spot rate of the Specified Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service. BEARER SECURITIES
     Under Sections 165(j) and 1287(a) of the Code, a United States Holder generally will not be entitled to deduct any loss on Bearer Securities (including for purposes of this paragraph Debt Securities in global form exchangeable for Bearer Securities) or coupons (other than Bearer Securities having a maturity of one year or less from their date of issuance) and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities or coupons (other than Bearer Securities having a maturity of one year or less from their date of issue).
UNITED STATES ALIEN HOLDERS
     Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:
          (1) payments of principal (including any Discount) and any premium and interest on a Debt Security by the Company or any of its Paying Agents to any Holder that is a United States Alien Holder (as defined below) generally will not be subject to United States federal withholding tax, provided that in the case of such Debt Security, (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) if the Debt Security is a Bearer Security, the Company and any underwriters, agents, and dealers participating in the offering of such Debt Security have complied with certain requirements described in "Limitations on Issuance of Euro-Securities," (iii) the Debt Security does not provide for any payment of contingent interest, and (iv) if the Debt Security is a Registered Security (including such Debt Securities which were received in exchange for Bearer Securities), either (x) the beneficial owner of the Debt Securities certifies to the Company or its agent, under penalties of perjury, that such Owner is not a United States person (as defined under "Limitations on Issuance of Euro-Securities") and provides such Owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Securities on behalf of a beneficial owner certifies to the Company or its Paying Agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;
          (2) a United States Alien Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a Debt Security, unless (i) in the case of an individual Holder, such Holder is present in the United States for a period of 183 days or more during the taxable year in which gain is realized and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business within the United States; and
          (3) a Debt Security or coupon held by an individual who at the time of death is not a citizen or resident (as defined for federal estate tax purposes) of the United States (as defined under "Limitations on Issuance of Euro-Securities") will not be subject to United States federal estate tax as a result of such individual's death if (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Debt Security does not provide for any payment of contingent interest, and
     (iii) the income on the Debt Securities would not have been effectively connected with the conduct of a trade or business by the individual in the United States.
                                       27

     A United States Alien Holder will be subject to United States federal income tax on any interest income (including Discount) and on any gain realized on the sale, exchange or other disposition of a Debt Security in the same manner as a United States Holder, if interest (including Discount) on such Debt Security is effectively connected with the conduct by the United States Alien Holder of a trade or business within the United States. See "United States Holders" above. Such a Holder generally will be exempt from withholding tax with respect to such income, provided that it provides the Company with a properly executed Internal Revenue Service Form 4224.
     As used herein, a "United States Alien Holder" is a Holder who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign trust or estate. BACKUP WITHHOLDING AND INFORMATION REPORTING
     In general, payments of principal and any premium and interest (including Discount, if any) made within the United States by the Company or any of its Paying Agents are subject to information reporting and, in certain cases, to "backup withholding" at a rate of 31%. Similarly, payment of the proceeds from the sale of a Debt Security to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder or beneficial owner provides a certification that it is not a United States person or otherwise establishes its entitlement to an exemption from the information reporting and backup withholding rules.
     Information reporting and backup withholding ordinarily do not apply to payments made outside the United States by the Company or a Paying Agent on a Bearer Security described in clause (1)(ii) under "United States Alien Holders" or on a Registered Security described in clause (1)(iv) under "United States Alien Holders," provided that the payor does not know or have reason to know that the Holder is a United States person. Payments made outside the United States will be subject to information reporting, however, if collected by a custodian, nominee, or other agent that is either a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income over a specified three-year period is effectively connected with the conduct of a trade or business within the United States, unless such custodian, nominee, or other agent has documentary evidence of the beneficial owner's foreign status and has no actual knowledge to the contrary, or unless the owner otherwise establishes entitlement to an exemption.
     In general, payment of the proceeds from the sale of a Debt Security to or through the foreign office of a broker will not be subject to information reporting or backup reporting; however, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income over a specified three-year period is effectively connected with the conduct of a trade or business within the United States, such payments will be subject to information reporting unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or unless the owner otherwise establishes entitlement to an exemption.
     With respect to United States Holders, backup withholding ordinarily applies only to certain noncorporate Holders who fail to supply accurate taxpayer identification numbers or who fail to report all interest and dividend income required to be shown on their federal income tax returns.
                              PLAN OF DISTRIBUTION
     The Company may sell the Debt Securities in any of the following ways: (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single institutional purchaser, (iii) through agents and (iv) a combination of any of the foregoing. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement or Prospectus Supplements with respect to the Debt Securities of a particular series will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the public offering or purchase price and
                                       28
the proceeds to the Company from such sale, any discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the securities exchanges, if any, on which the Debt Securities will be listed.
     If so indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Company will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the applicable Prospectus Supplement or Prospectus Supplements. Each such contract will be for an amount not less than the amount specified in the applicable Prospectus Supplement or Prospectus Supplements and unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than the respective amounts stated in the applicable Prospectus Supplement or Prospectus Supplements. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.
     Under the agreements that may be entered into with the Company, the underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.
     Each underwriter and agent participating in the distribution of any Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Debt Securities in bearer form in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of Debt Securities.
                          VALIDITY OF DEBT SECURITIES
     The validity of the Debt Securities will be passed upon for the Company by McGuire, Woods, Battle & Boothe, Richmond, Virginia. Anne M. Whittemore, a director of the Company, is a Partner in the law firm of McGuire, Woods, Battle & Boothe. Lawyers of such firm own an aggregate of approximately 33,000 shares of the Common Stock of the Company.
                                    EXPERTS
     The consolidated financial statements of James River and Subsidiaries incorporated by reference into its Annual Report on Form 10-K for the year ended December 26, 1993, and the related financial statement schedules included in such Form 10-K, have been audited by Coopers & Lybrand, independent accountants, as set forth in their reports dated January 25, 1994, included therein and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.
     The consolidated balance sheet of Jamont Holdings and Subsidiaries as of December 31, 1993, and the related consolidated profit and loss account for the year then ended, included in James River's Current Report on Form 8-K dated April 27, 1994, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report dated March 14, 1994, included therein and incorporated herein by reference. The aforementioned financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
                                       29

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee..............................................................................   $206,898
Accountants' fees and expenses....................................................................     40,000
Attorneys' fees and expenses......................................................................     60,000
Printing and engraving expenses...................................................................     25,000
Fees and expenses of trustee......................................................................      5,000
State qualification fees and expenses.............................................................     10,000
Rating agencies' fees.............................................................................    270,000
Miscellaneous.....................................................................................      3,102
     Total........................................................................................   $620,000*

*All fees and expenses other than the SEC registration fee are estimated.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.
     Article VI of the Company's Amended and Restated Articles of Incorporation provide for mandatory indemnification of any director or officer of the Company who is, was, or is threatened to be made a party to a proceeding (including a proceeding by or in right of the Company) because he is or was a director or officer of the Company or because he is or was serving the Company or other legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.
     The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Company to the Company or its shareholders arising out of a single transaction, occurrence or course of conduct shall not exceed one dollar.
     The Company maintains a standard policy of officers' and directors' liability insurance.
     In the Underwriting Agreement, a proposed form of which is filed as Exhibit
1.1 hereto, the Underwriters will agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.
ITEM 16. EXHIBITS

 1.1   Form of Underwriting Agreement, filed herewith
 4.1   Indenture dated as of November 1, 1991, between the Company and The Bank of New York, as Trustee
         (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3
         (Registration No. 33-43335))
 5.1   Opinion and consent of McGuire, Woods, Battle & Boothe as to the validity of the Debt Securities, filed herewith
 8.1   Opinion and consent of McGuire, Woods, Battle & Boothe as to certain tax matters, filed herewith

                                      II-1

12.1   Computation of ratios of earnings to fixed charges (incorporated by reference to Exhibit 12 to the
         Company's Annual Report on Form 10-K for the year ended December 26, 1993)
12.2   Computation of ratios of earnings to combined fixed charges and preferred stock dividends, filed herewith
23.1   Consent of Coopers & Lybrand, with respect to the audited financial statements of James River, filed herewith
23.2   Consent of Coopers & Lybrand, with respect to the audited financial statements of Jamont Holdings, filed herewith
23.3   Consents of McGuire, Woods, Battle & Boothe (included as part of Exhibits 5.1 and 8.1)
24.1   Powers of attorney from officers and directors of the Company signing by an attorney-in-fact, filed herewith
25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee, filed herewith

ITEM 17.  UNDERTAKINGS
     1. The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II-2

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond and Commonwealth of Virginia, on April 29, 1994.
                                             JAMES RIVER CORPORATION OF VIRGINIA
                                             By:      /S/ STEPHEN E. HARE
                                                        Stephen E. Hare
                                               Senior Vice President, Corporate
                                                  Finance and Chief Financial
                                                             Officer
     Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons on April 29, 1994, in the capacities indicated.

                      SIGNATURE                                                 TITLE
                         ROBERT C. WILLIAMS*            Chairman of the Board of Directors, President, and
                                                          Chief Executive Officer (Principal Executive
                  Robert C. Williams                      Officer)
                         /S/ STEPHEN E. HARE            Senior Vice President, Corporate Finance and Chief
                                                          Financial Officer (Principal Financial and
                   Stephen E. Hare                        Accounting Officer)
                         FITZGERALD BEMISS*             Director
                  FitzGerald Bemiss
                          WILLIAM T. BURGIN*            Director
                  William T. Burgin
                       WORLEY H. CLARK, JR.*            Director
                 Worley H. Clark, Jr.
                     WILLIAM T. COMFORT, JR.*           Director
               William T. Comfort, Jr.
                          WILLIAM V. DANIEL*            Director
                  William V. Daniel
                         BRUCE C. GOTTWALD*             Director
                  Bruce C. Gottwald
                          ROBERT M. O'NEIL*             Director
                   Robert M. O'Neil
                          JOSEPH T. PIEMONT*            Director
                  Joseph T. Piemont
                        ANNE M. WHITTEMORE*             Director
                  Anne M. Whittemore

*By:             /s/ STEPHEN E. HARE
                 Stephen E. Hare
                 Attorney-in-fact
                                      II-3

                                    EXHIBITS

                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                  NUMBERED
NUMBER                                             EXHIBIT                                                 PAGE
  1.1    Form of Underwriting Agreement, filed herewith
  4.1    Indenture dated as of November 1, 1991, between the Company and The Bank of New York, as
           Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement
           on Form S-3 (Registration No. 33-43335))
  5.1    Opinion and consent of McGuire, Woods, Battle & Boothe as to the validity of the Debt
           Securities, filed herewith
  8.1    Opinion and consent of McGuire, Woods, Battle & Boothe as to certain tax matters, filed herewith
 12.1    Computation of ratios of earnings to fixed charges, (incorporated by reference to Exhibit
           12 to the Company's Annual Report on Form 10-K for the year ended December 26, 1993)
 12.2    Computation of ratios of earnings to combined fixed charges and preferred stock dividends, filed herewith
 23.1    Consent of Coopers & Lybrand, with respect to the audited financial statements of James
           River, filed herewith
 23.2    Consent of Coopers & Lybrand, with respect to the audited financial statements of Jamont
           Holdings, filed herewith
 23.3    Consents of McGuire, Woods, Battle & Boothe (included as part of Exhibits 5.1 and 8.1)
 24.1    Powers of attorney from officers and directors of the Company signing by an attorney-
           in-fact, filed herewith
 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the
           Trustee, filed herewith